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EXHIBIT 21.1
SUBSIDIARIES
        The following table sets forth information as to Coherent's subsidiaries as of September 29, 2012 all of which are included in the consolidated financial statements. Coherent owns 100% of the outstanding voting securities of such corporations noted below, either directly or indirectly.

Name	Jurisdiction of Incorporation
Coherent (Deutschland), GmbH	Germany
Coherent (U.K.) Ltd.	United Kingdom
Coherent Japan KK.	Japan
Coherent GmbH	Germany
Coherent Investments, Inc.	United States
Coherent Holding, GmbH	Germany
Coherent (U.K.) Holdings, Ltd.	United Kingdom
Coherent Finland, Oy.	Finland
Coherent Scotland, Ltd.	Scotland
Coherent DEOS, LLC	United States
Coherent International, LLC	United States
Beam Dynamics, Inc.	United States
COHR International Finance C.V.	The Netherlands
COHR International Trading C.V.	The Netherlands
COHR International Investment C.V.	The Netherlands
Coherent Europe B.V.	The Netherlands
Coherent Asia	United States
Coherent (Beijing) Commercial Company Ltd.	China
Coherent Canada, Inc.	Canada
Coherent Singapore PTE Ltd.	Singapore
Coherent (Thailand) Co., Ltd.	Thailand
COHR Malaysia SDN. BHD	Malaysia
Coherent Korea Ltd.	South Korea
MiDaz Lasers Limited	United Kingdom

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SUBSIDIARIES